Exhibit 10.2

CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT
THIS AGREEMENT is made by and between MiMedx Group, Inc., (the “Company”) and ____________ (“Employee”). In consideration of the employment or continued employment of the Employee and the salary and other remuneration and benefits paid by the Company to the Employee while Employee is employed by the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree:

1.	Definitions.

(a)
“Business” means the business of an integrated developer, processor and/or marketer of (i) collagen based biomaterials and products, (ii) bioimplants processed from human amniotic membrane, (iii) other amnion-based products, (iv) tissue regeneration products, and (v other current or future products developed, manufactured or marketed by the Company.

(b)
“Customer of Company” means a physician practice, physician, hospital, or any other person and/or entity that utilizes the products of the Company or procures the Company’s products for utilization by others.

(c)
“Material Contact” means the contact between Employee and each Customer or potential Customer of the Company: (i) with whom or with which Employee dealt on behalf of the Company in an effort to initiate, maintain or further a business relationship between the Company and the Customer or potential Customer; (ii) whose dealings with the Company were coordinated or supervised by Employee; (iii) about whom Employee obtained confidential information in the ordinary course of business as a result of Employee's association with the Company; or (iv) who receives products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for Employee within the last two (2) years of Employee’s employment with the Company.

(d)
"Confidential Information" means (i) all non-public information in any form or media, whether oral, written, graphic, machine readable, sample form, or other tangible media, or in information storage and retrieval systems concerning the Company, its parent and the other subsidiaries of its parent relating to their respective businesses, operations, personnel, properties or finances which Employee learns of, receives knowledge of or access to, or develops or obtains from examination, testing or analysis, at any time in connection with Employee’s employment with the Company; (ii) all tangible reproductions or embodiments of the information described in (i); (iii) all notes, analyses, compilations, studies, interpretations or other documents, and all copies thereof, prepared by Employee, which contain, reflect or are based upon, in whole or in part, any of the information described in (i). Confidential Information includes, but is not limited to, data, reports (including, but not limited to, weekly task list reports and clinical research reports), analyses (including, but not limited to, analyses of competitive products and potentially competitive emerging technologies), matrices, notes, interpretations, protocols, forecasts, testing, methods and analysis of test results, records, models (including, but not limited to, the models of studies performed), documents, agreements, business plans, budgeting information, customer lists, the identity of and information relating to suppliers, business partnerships and acquisition targets, financial statements and other financial information of the Company and its customers or suppliers, know-how, strategic or technical data, research (primary and basic), clinical trial data and outcomes, technology (including without limitation all processing, manufacturing and related technology), designs, developments, inventions, data and any components thereof, whether or not copyrightable, intellectual property and trade secrets, whether or not patented or patentable, patent programs and strategies, sales and marketing data, marketing research data, marketing strategies, marketing materials (including, those in draft form), product information (including, but not limited to, the composition and structure of products, manufacturing processes for products, histology of products, biologic activity of products, internal opinions on the efficacy of products, and research team conclusions on products), product research and development data, sample product information, information discussed during lab meetings, software programs (including source code), pricing information and strategies, information provided by third parties which the Company has a duty to protect from disclosure.

The term "Confidential Information" does not include, however, Information which (a) is or becomes generally available to the public other than as a result of a breach of this Agreement by Employee; or (b) Employee can show was within Employee’s possession prior to Employee being furnished by or on behalf of the Company, provided that the Information was not provided to Employee in violation of a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality owed to the Company; or (c) was received by Employee from a third party owing no duty to the Company and having the legal right to transmit the same; or (d) is explicitly approved for release by written authorization of the Company.

(e)
“Trade Secrets” means Confidential Information which meets the additional requirements of the Georgia Trade Secrets Act of 1990 (the “Act”) or similar state law, as applicable, or the Defend Trade Secrets Act of 2016.

2.	Employment.
(a) Employee agrees to faithfully perform the duties assigned to Employee, and will not engage in any other employment or business activity while employed by Company which would interfere with Employee’s full-time performance of Employee’s duties for Company, or cause a conflict of interest. While Employee is employed by the Company, Employee: (i) owes a duty of good faith and loyalty to the Company, (ii) shall devote Employee’s full business time, energy and skill to the Business, and (iii) shall not: (A) become associated with or affiliated with any other business or entity which is the same as or essentially the same as the Business, (B) prepare or otherwise make arrangements to compete with the Business, and (C) sell other products, whether or not competitive, to customers who do or could purchase our products while employed.
(b) Employee covenants that Employee is not subject to any agreements with a prior employer restricting Employee’s ability to work for Company. Employee further covenants that Employee does not possess any property, confidential information or trade secrets belonging to any prior or existing employer for use on behalf of Company, including, but not limited to, originals or copies of any contracts, agreements, financial books, records, client lists, memoranda, data, reports, programs, software, tapes, contact lists (including, but not limited to, those in Outlook or other electronic databases, including smartphones), letters, research, listings, programming or any other instruments, records or documents belonging to any former employer. Employee agrees to abide by all of the Company’s policies and procedures, which may be amended from time to time.

(c) Prior to the end of his employment with all former employers, Employee did not solicit any clients or take any other action in violation of any former employer agreement or in violation of any other legal or contractual duty owed to any former employer, including any fiduciary duty or duty of loyalty to any former employer. For so long as Employee is an employee of Company, and bound by any term, provision or covenant of any former employer agreement, Employee will (i) abide by every term, provision and covenant of all such former employer agreements, (ii) take no action that would result in a breach of a representation or warranty under any former employer agreement, and (iii) take no action that would result in Company being liable to any former employer of Employee for any reason.
(d) Nothing in this Agreement will be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Company will continue to employ Employee, nor will this Agreement affect in any way the right of the Company to terminate the employment of Employee at any time and for any reason whatsoever. By Employee’s execution of this Agreement, Employee acknowledges and agrees that Employee’s employment with the Company is “at will”. No change of Employee’s duties as an employee of the Company will result in, or be deemed to be, a modification of the terms of this Agreement.

3.	Duty of Confidentiality and Use Restrictions Relating to Confidential Information.
(a) Employee shall (i) hold all Confidential Information in trust and confidence and not, directly or indirectly, divulge, publish or disclose the Confidential Information, whether it is tangible or intangible, to (A) any third party, or (B) any employee or contractor of the Company not authorized to access the Confidential Information, without prior written consent of the Company; (ii) not copy or remove from the Company offices any Confidential Information or Trade Secrets without prior written consent of the Company; and (iii) not use the Confidential Information for Employee’s personal benefit or for the benefit of any third party, except as otherwise required pursuant to valid judicial order, provided Employee shall provide prompt written notice of such order to, and shall use Employee’s best efforts to cooperate with, the Company to obtain a protective order or other remedy to ensure that confidential treatment will be afforded such Confidential Information. Employee’s obligations under this Section 3 as it relates to Confidential Information that is a trade secret under the Act shall apply as long as the Confidential Information remains a trade secret under the Act, and Employee’s obligations under this Section 3 as it relates to Confidential Information that does not constitute trade secrets under the Act shall apply for three (3) years or as long as the Confidential Information remains confidential, whichever is shorter.
(b) Notwithstanding anything herein to the contrary, the term “Confidential Information” does not include information which (i) is or becomes generally available to the public other than as a result of a breach of this Agreement by Employee; or (ii) Employee can show was within Employee’s possession prior to its being furnished by or on behalf of the Company, provided that the information was not provided to Employee in violation of a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality owed to the Company; or (iii) was received by Employee from a third party owing no duty to the Company and having the legal right to transmit the same; or (iv) is independently developed by Employee without the aid, application or use of the Confidential Information; or (v) is explicitly approved for release by written authorization of the Company.

(c) Notwithstanding Employee’s obligations under this Section 3 not to disclose Confidential Information, nothing in this Agreement prohibits Employee from disclosing information in confidence to a government official or to an attorney for the sole purpose of reporting or investigating a suspected violation of the law.  Similarly, nothing in this Agreement prohibits Employee from disclosing information in a complaint or other court filing, if and only if such filing is made under seal.

3.
Company Property and Information. Employee agrees and acknowledges that all papers, records, data, notes, drawings, files, documents, and other materials, including all copies of such materials, relating to the Employee’s employment services or the business of the Company that Employee possesses or creates as a result of or during Employee’s employment by the Company, whether or not confidential, as well as all Company-issued equipment vehicles, keys, devices, computers, cell phones and hand-held communication devices, pagers, and data and information storage and retrieval devices are the sole and exclusive property and information of the Company and that the Company has not conveyed any ownership interest in any such items to Employee. Employee agrees to return all of the Company’s property and information (i) within three (3) days following the end of Employee’s employment with the Company for any reason, or (ii) immediately upon the Company’s written request to Employee. To the extent Employee maintains property and information belonging to Company in electronic form on any computers or other electronic devices owned by Employee, Employee agrees to delete all such information fully and finally within three (3) days following the end of employment with Company for any reason, and, if requested by Company, to confirm the fact of such deletion in writing.

4.
Non-Solicitation Covenant. While employed by the Company and for a period of twelve (12) months following the end of employment for any reason, Employee will not directly or indirectly solicit or attempt to solicit any business from any of the Customers or actively sought potential Customers with whom Employee had Material Contact during the last two (2) years of Employee’s employment with the Company, for purposes of providing any products or services competitive with those provided by the Company. It is understood by the Employee that (i) the Company has attempted to limit Employee’s right to solicit Customers only to the extent necessary to protect the Company from unfair competition during the twelve (12) months following the end of employment, and (ii) the purpose of these covenants and promises is (and that they are necessary) to protect the Company’s legitimate business interests, and to protect and retain (and to prevent Employee from unfairly and to the detriment of the Company utilizing or taking advantage of) those substantial contacts and relationships (including those with Customers of the Company) which Employee may establish due to Employee’s employment with the Company.

3.
Non-Recruitment of Company Employees. While employed by the Company, and for a period of twelve (12) months following the end of employment for any reason, Employee will not directly or indirectly solicit or attempt to solicit any employee of the Company, its parent or other subsidiaries of its parent for the purpose of encouraging, enticing, or causing the employee to terminate employment with the Company, or hire or engage the services of such employee, to provide products or services that are competitive with those provided by the Company.

4.
Reasonableness of Restrictions. Employee agrees and acknowledges that the restraints imposed upon Employee under Sections 5 and 6: (i) are reasonable, (ii) do not and would not impose an undue economic hardship upon Employee, (iii) are necessary for the reasonable and proper protection of the Company and the Business,

5.	Employee Acknowledgments.
(a)Employee agrees that the Company is engaged in the highly competitive business of an integrated developer, processor and/or marketer of (i) collagen based biomaterials and products, (ii) bioimplants processed from human amniotic membrane, (iii) other amnion-based products, (iv) tissue regeneration products, (v) human allograft including skin and bone graft products, and (vi) other existing or future products developed, manufactured or marketed by the Company (the “Business”).
(b)The restrictive covenant set forth below in Section 2 is essential for the Company to protect its: (i) trade secrets (as defined by the Georgia Trade Secrets Act of 1990, or similar state law, or the Defend Trade Secrets Act of 2016); (ii) valuable confidential information; (iii) substantial relationships with specific prospective or existing customers; (iv) customer good will associated with (A) the Business, including, but not limited to, by way of trade name, trademark, service mark, or trade dress, (B) a specific geographic location; or (C) a specific marketing or trade area; or (v) extraordinary or specialized training.
(c)Employee: (i) by reason of the Company’s investment of time, training, money, trust, exposure to the public, or exposure to customers, vendors, or other business relationships during the course of Employee’s employment with the Company will attain a high level of influence or credibility with the Company’s customers, vendors, or other business relationships; or (ii) by reason of working for the Company, will be in possession of selective or specialized skills, learning, or abilities, or customer contacts or customer information, or confidential information.

6.
Choice of Law and Forum Selection. All provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without reference to principles of conflict of laws. Any lawsuit, claim, or other legal proceeding arising out of or relating to this Agreement shall be brought exclusively in the federal or state courts located in or covering Cobb County Georgia, and the Employee and the Company hereby submit to the personal jurisdiction and venue of the state and federal courts located in or covering Cobb County Georgia. In the event Company is the prevailing party in any such proceeding, the Employee shall reimburse the Company for the costs (including reasonable attorney’s fees) incurred by the Company in such proceeding.

7.
Construction of Agreement. The covenants contained herein shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. If any single covenant or clause shall be found unenforceable, it shall be severed and the remaining covenants and clauses enforced in accordance with the tenor of the Agreement. In the event a court should determine not to enforce a covenant as written due to overbreadth, whether due to too great a period of time, too large a territory, or too broad a scope of prohibited activities, the covenant shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

8.	Successors. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Employee, Employee’s heirs, executors and administrators.

9.
Entire Agreement and Modification. This Agreement represents the entire understanding between Employee and the Company on a matter addressed herein and may not be modified, changed or altered by any promise or statement of any other employee of the Company other than in a writing signed by Employee and an authorized representative of Company. This Agreement supersedes and entirely replaces any other prior discussions, agreements, and understandings of every kind and nature, whether oral or in writing, between the parties with respect to the subject matters addressed herein. The waiver by the Company of a breach of any provision of this Agreement by any employee shall not be construed as a waiver of rights with respect to any subsequent breach by Employee.

10.
Injunctive Relief. Employee understands, acknowledges and agrees that in the event of a breach or threatened breach of any of the covenants and promises contained in this Agreement, the Company shall suffer irreparable injury for which there is no adequate remedy at law, and the Company will therefore be entitled to injunctive relief from the federal or state courts located in or covering Cobb County Georgia enjoining said breach or threatened breach. The existence of any claim or cause of action by Employee against the Company, including any dispute relating to the termination of this Agreement, shall not constitute a defense to enforcement of the covenants and promises contained herein by injunction. Employee further acknowledged that the Company also shall have the right to seek a remedy at law as well as or in lieu of equitable relief in the event of any such breach.

11.
Prevailing Party. If the Company is the prevailing party in any proceeding or action at law or in equity brought by the Company to enforce or interpret the terms of this Agreement, Employee shall reimburse the Company for the costs (including reasonable attorney’s fees and expert fees) incurred by the Company in such proceeding.

Employee has carefully read and understands the provisions of this Agreement, and has had the opportunity to seek independent legal advice prior to signing the Agreement. Nothing contained in this Agreement creates a contractual right to employment for a definite term, and either party may terminate the employment subject to this Agreement with or without cause at any time, and for any reason, including no reason. Employee represents and warrants that Employee has entered into this Agreement voluntarily and after consulting with whomsoever Employee wished.

Executed this      day of     ,     .
(day)    (month)    (year)

MiMedx Group, Inc.

Name	By: Thornton A. Kuntz, Jr. Senior Vice President, Administration

______ Employee initial    Page 1 of 4